Exhibit (d)(8)

EXHIBIT L-2

(Form of Closing Warrant)

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR QUALIFIED OR REGISTERED UNDER ANY APPLICABLE STATE SECURITIES LAWS.  NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY BE SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

No. W-001	____________, 2009

KEMET CORPORATION

COMMON STOCK PURCHASE WARRANT

This certifies that, for value received, K Financing, LLC, a Delaware limited liability company (including any successors and assigns, “Holder”), is entitled, subject to the terms set forth herein, to purchase from KEMET Corporation, a Delaware corporation (the “Company”), up to Eighty Million Five Hundred Forty-Four Thousand Six Hundred Eighty-Five (80,544,685) fully paid and nonassessable shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), at a purchase price per share equal to the Per Share Exercise Price, at any time or from time to time on or after the date hereof and prior to 5:00 p.m., New York City time, on                          , 20191 (the “Expiration Date”).  The number of such shares of Common Stock issuable upon exercise of this Warrant and the Per Share Exercise Price are subject to adjustment as provided in this Warrant.

1.                                       Definitions.   As used in this Warrant, the following terms shall have the meanings indicated:

“Additional Shares” has the meaning given to such term in Section 7(a),

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the subject Person.  For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

1 10 years from the Issuance Date.

“Beneficially Owned” means with respect to any Person, any securities which such Person or any Affiliate of such Person has “beneficial ownership” of as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act or any successor provision.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York, New York are authorized or required by law or executive order to remain closed.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Stock” has the meaning given to such term in the preamble to this Warrant.

“Common Stock Equivalents” means any warrant, option, subscription or purchase right with respect to shares of Common Stock, any security convertible into, exchangeable for, or otherwise entitling the holder thereof to acquire, shares of Common Stock or any warrant, option, subscription or purchase right with respect to any such convertible, exchangeable or other security.

“Company” has the meaning given to such term in the preamble to this Warrant.

“Convertible Notes” has the meaning given to such term in the Credit Agreement.

“Corporate Transaction” means (i) any reclassification or change of the outstanding shares of Common Stock (other than as a result of a subdivision or combination thereof), (ii) any consolidation, merger, statutory exchange or combination of the Company with another Person as a result of which holders of Common Stock (or Other Securities) shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock and (iii) any other transaction or event in connection with which all or substantially all the Common Stock (or Other Securities) are exchanged for, converted into, acquired for or constitute the right to receive securities of any other Person or any other property (including cash), whether by means of a tender offer, exchange offer, consolidation, merger, share exchange, combination, reclassification, recapitalization, asset sale or otherwise.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of June 7, 2009, by and among the Company, as borrower thereunder, the Subsidiary Guarantors (as defined therein), and K Financing, LLC, as lender thereunder, as the same may be later amended or supplemented in accordance with its terms.

“DTC” has the meaning given to such term in Section 3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Exercise Price” means, in connection with the exercise of this Warrant at any time, an amount equal to the product obtained by multiplying (i) the then applicable Per Share Exercise Price times (ii) the number of shares of Common Stock for which this Warrant is being exercised at such time.

“Expiration Date” has the meaning given to such term in the preamble to this Warrant.

“Holder” has the meaning given to such term in the preamble to this Warrant.

“Investor Rights Agreement” means the Investor Rights Agreement entered into as of the date of this Warrant, by and between the Company and the Holder, as amended from time to time.

“Issuance Date” means the date of original issuance of this Warrant.

“Line of Credit Loan” has the meaning given to such term in the Credit Agreement.

“Maximum Aggregate Exercise Price” means Forty Million Two Hundred Seventy-Two Thousand Three Hundred Forty-Three Dollars ($40,272,343).

“Maximum Borrowings Reduction Multiplier” means $0.02000, as such amount may be adjusted from time to time pursuant to Section 6.

“Other Securities” means any capital stock (other than Common Stock) and other securities of the Company or any other Person which Holder at any time shall be entitled to receive, or shall have received, on the exercise of this Warrant, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities pursuant to Section 4 or Section 5.

“Per Share Exercise Price” means, initially, $0.50000.  The Per Share Exercise Price is subject to adjustment as provided in this Warrant.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, unincorporated organization or any other form of entity not specifically listed herein.

“Platinum Equity” means Platinum Equity Capital Partners II, L.P., Holder or any of their Affiliates.

“Principal Market” means, at any time, the securities exchange, quotation system or over-the-counter trading facility on which the Common Stock is then principally traded or quoted at such time.

“Securities Act” means the Securities Act of 1933, as amended.

“Trading Day” means, at any time, a day on which the Principal Market is open for the general trading or quotation of securities and the Common Stock is traded or quoted thereon without suspension or interruption.

“Warrant” means this instrument as originally executed, or if later amended or supplemented in accordance with its terms, then as so amended or supplemented.

“Working Capital Loan” has the meaning given to such term in the Credit Agreement.

2.                                       Exercise of Warrant.

(a)                                  Exercise.  This Warrant may be exercised by Holder, in whole or in part, in accordance with its terms, at any time or from time to time on or after the date hereof and ending at 5:00 p.m., New York City time, on the Expiration Date.  In connection with any exercise of this Warrant, Holder shall deliver this Warrant to the Company together with a subscription form in substantially the form of Exhibit 1 attached hereto (duly executed by Holder) indicating whether Holder is electing to exercise this Warrant as provided in Section 2(b) or as provided in Section 2(c).  This Warrant shall be deemed exercised for all purposes as of the close of business on the day on which Holder has delivered this Warrant and the subscription form to the Company (including by facsimile as provided in Section 2(e)) and, if applicable, any payment required under Section 2(b), regardless of when the Company issues the certificates evidencing the shares issuable upon such exercise.

(b)                                 Payment of Exercise Price by Wire Transfer or by Cancellation of Indebtedness.   Holder may elect to exercise this Warrant to purchase a specified number of shares by paying the Exercise Price therefor by wire transfer of immediately available funds to an account designated in advance the Company or by cancelling indebtedness owed by the Company to Holder pursuant to the Credit Agreement in such amount (with application first against any interest then due and payable, and second to outstanding principal) or by any combination thereof, as indicated on the subscription form.  Except with respect to the cancellation of indebtedness under the Credit Agreement, the Holder’s obligation to pay the Exercise Price upon exercise of the Warrant in accordance with the terms hereof shall be absolute and unconditional and not subject to any setoff, counterclaim, recoupment or other limitation.

(c)                                  Net Exercise.  Holder may also elect to exercise this Warrant at any time or from time to time, by receiving shares of Common Stock equal to number of shares determined pursuant to the following formula:

X =	Y (A - B)
A

where,

X =	the number of shares of Common Stock to be issued to Holder;

Y =	the number of shares of Common Stock as to which this Warrant is to be exercised (as indicated on the subscription form);

A =	the closing bid price on the Principal Market of the Common Stock calculated as of the Trading Day immediately preceding the date of exercise; and

B =	the Per Share Exercise Price.

(d)                                 Partial Exercise.  On any partial exercise of this Warrant, the Company shall promptly issue and deliver to or upon the order of Holder a new Warrant or Warrants of like tenor, in the name of Holder or as Holder (upon payment by Holder of any applicable transfer taxes) may request, providing in the aggregate on the face or faces thereof for the purchase of the number of shares of Common Stock for which such Warrant or Warrants may still be exercised.

(e)                                  Delivery by Facsimile.  The delivery of this Warrant and the subscription form as contemplated above upon the exercise hereof may be made by facsimile transmission to such facsimile number as the Company shall provide upon request of Holder for such purpose.  If this Warrant and/or the subscription form is delivered to the Company by facsimile transmission, Holder shall send the original documents to the Company within three (3) Business Days after delivery of such documents by facsimile transmission to the Company; provided, however, that any failure or delay on the part of Holder in delivering the originals of such documents shall not affect the validity or the date on which this Warrant and the subscription form were delivered by facsimile transmission or the effectiveness thereof.

(f)                                    Regulatory Filing Compliance.  If applicable with respect to any exercise of this Warrant (in whole or in part), prior to such exercise the Holder and the Company will make all required material government filings, including notification under the Hart-Scott-Rodino Antitrust improvements Act of 1976, as amended, and the Holder shall pay all filing and similar fees and related expenses payable in connection therewith.

3.                                       Delivery of Stock Certificates.

(a)                                  Delivery of Stock Certificates.  As soon as practicable after any exercise of this Warrant and in any event within three (3) Trading Days thereafter, the Company shall, at its expense (including the payment by it of any applicable issue or stamp taxes), cause to be issued in the name of and delivered to Holder, or as Holder (upon payment by Holder of any applicable transfer taxes) may direct, a certificate or certificates evidencing the number of fully paid and nonassessable shares of Common Stock (or Other Securities, as applicable) (which number shall be rounded up to the nearest whole share in the event any fractional share may otherwise be issuable upon such exercise) to which Holder shall be entitled on such exercise, in such denominations as may be requested by Holder, which certificate or certificates shall be free of restrictive and trading legends (except for any such legends as may be required pursuant to Section 19 hereof).  In lieu of delivering physical certificates for the shares of Common Stock (or Other Securities) issuable upon any exercise of this Warrant, provided the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program or a similar program and the Securities (or Other Securities) are not required to contain a restrictive legend pursuant to Section 19 hereof, upon request of Holder, the Company shall use commercially reasonable efforts to cause its transfer agent to electronically transmit such shares of Common Stock (or Other Securities) issuable upon exercise of this Warrant to Holder (or its designee), by crediting the account of Holder’s (or such designee’s) broker with DTC through its Deposit Withdrawal Agent Commission system (provided that the same time periods herein as for stock certificates shall apply) as instructed by Holder (or its designee).  Subject to Section 2(f), the Company shall pay any taxes and other similar governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock (or Other Securities) upon exercise of this Warrant (other than income taxes imposed on Holder).  The Company shall not be required, however, to pay any tax or other charge imposed in connection with any transfer involved in the issue of any certificate for shares of Common Stock (or Other Securities) issuable upon exercise of this Warrant to any Person other than Holder, and in case of such transfer the Company shall not be required to deliver any certificate for shares of Common Stock (or Other Securities) upon such exercise until such tax or charge has been paid or it has been established to the Company’s reasonable satisfaction that no such tax or charge is due.  Upon exercise of this Warrant as provided herein, the Company’s obligation to issue and deliver the certificates for Common Stock in accordance with the terms of this Warrant shall be absolute and unconditional and not subject to any setoff, counterclaim, recoupment or other limitation.

(b)                                 Consequences of Failure to Deliver Stock Certificates.  If the Company fails to issue and deliver or cause to be delivered the shares of Common Stock (or Other Securities) to Holder within five (5) Trading Days of a particular exercise of this Warrant, then, (i) the Company shall pay or reimburse Holder upon demand (accompanied by a reasonably detailed invoice) for all reasonable out-of-pocket expenses, including, without limitation, reasonable fees and expenses of legal counsel, incurred by Holder as a result of such failure or in enforcing Holder’s rights hereunder, (ii) the Company shall upon demand of Holder reimburse Holder for any damages or out-of-pocket costs suffered by Holder by reason of such failure (including any margin interest and the cost of purchasing securities to cover a sale, whether by Holder or Holder’s securities broker, or borrowing of shares of Common Stock by Holder for purposes of settling any trade involving a sale of shares of Common Stock made by Holder during the period beginning on the date of exercise in accordance herewith and ending on the date the Company delivers or causes to be delivered to Holder such shares of Common Stock), and (iii) Holder shall have the right, exercisable by notice (which may be given in writing as provided in Section 18 or given by oral notice to a senior officer of the Company and promptly confirmed in writing), given at any time prior to delivery to Holder of the shares of Common Stock issuable in connection with such exercise, to rescind such exercise and the subscription form relating thereto, in which case Holder shall thereafter be entitled to subsequently exercise that portion of this Warrant as to which such exercise is so rescinded.  Should the Company fail to comply with its obligations under clauses (i) - (iii) of this Section 3(b), the Holder shall be entitled to pursue any rights or remedies it may have under applicable law.

4.                                       Adjustment for Certain Dividends and Reclassifications.  If, at any time or from time to time on or after the Issuance Date, all holders of Common Stock (or Other Securities) shall have received, or (on or after the record date fixed for the determination of stockholders eligible to receive) shall have become entitled to receive, without payment therefor, other or additional stock (other than Common Stock or Other Securities), rights, warrants, other securities or property (including cash) by way of dividend, spin-off, split-up, reclassification, recapitalization, combination or similar corporate rearrangement, then and in each such case Holder, on the exercise hereof as provided in Section 2, shall be entitled to receive the amount of such stock, rights, warrants, other securities or property (including cash) that Holder would have held on the date of such exercise if, on the date of such dividend, dividend, spin-off, split-up, reclassification, recapitalization, combination or similar corporate rearrangement (or the record date therefor) Holder had been the holder of record of the number of shares of Common Stock called for on the face of this Warrant and had thereafter, during the period from the date thereof to and including the date of such exercise, retained such shares and all such other or additional stock, rights, warrants, other securities and property (including cash) receivable by Holder during such period, giving effect to all adjustments called for during such period pursuant to the terms of this Warrant.

5.             Corporate Transactions.  If, at any time or from time to time on or after the Issuance Date, it is anticipated that a Corporate Transaction will be consummated, the Company or the successor or purchasing Person, as the case may be, shall, prior to or concurrently with the consummation of such Corporate Transaction, execute and deliver to Holder a valid and binding written agreement (i) providing that this Warrant shall thereafter entitle Holder to purchase the kind and amount of shares of stock, other securities, property or assets (including cash) receivable in, or in  connection with, such Corporate Transaction by the holder of a number of shares of Common Stock (or Other Securities) issuable upon exercise of this Warrant immediately prior to such Corporate Transaction, assuming such holder of Common Stock did not exercise such holder’s rights of election, if any, as to the kind or amount of securities, cash or other property receivable in such Corporate Transaction (provided that, if the kind or amount of securities, cash or other property receivable upon such Corporate Transaction is not the same for each share of Common Stock in respect of which such rights of election shall not have been exercised (“non-electing share”), then, for the purposes of this Section 5, the kind and amount of securities, cash or other property receivable upon such Corporate Transaction for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares), (ii) providing that upon the consummation of such Corporate Transaction, the successor or purchasing Person shall be jointly and severally liable with the Company for the performance of all of the Company’s obligations under this Warrant and (iii) including such other provisions relating to this Warrant as may be necessary to preserve the intent of the parties hereunder in light of any changes in the corporate structure or capitalization of the Company or such successor or purchasing party following the consummation of such Corporate Transaction.  If, in the case of any such Corporate Transaction, the stock or other securities or other property or assets receivable thereupon by a holder of shares of Common Stock (or Other Securities) includes shares of stock, other securities, other property or assets of a Person other than the Company or any such successor or purchasing Person, as the case may be, in such Corporate Transaction, then such written agreement shall also be executed by such other Person and shall contain such additional provisions to protect the interests of Holder as the Board of Directors of the Company shall in good faith reasonably consider necessary by reason of the foregoing.  For the avoidance of doubt, the provisions of this Section 5 shall similarly apply to successive Corporate Transactions.

6.             Adjustment for Certain Extraordinary Events.  If on or after the Issuance Date the Company shall (i) issue additional shares of the Common Stock as a dividend or other distribution with respect to the outstanding shares of Common Stock on a pro rata basis to all holders thereof, (ii) subdivide or reclassify the outstanding shares of Common Stock, or (iii) combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, in each such event, each of the Per Share Exercise Price and the Maximum Borrowings Reduction Multiplier shall, simultaneously with the happening of such event, be adjusted by multiplying the Per Share Exercise Price or the Maximum Borrowings Reduction Amount, as the case may be, in effect immediately prior to such event by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the product so obtained shall thereafter be the Per Share Exercise Price or the Maximum Borrowings Reduction Multiplier then in effect.  The Per Share Exercise Price and the Maximum Borrowings Reduction Multiplier, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Section 6.  Without double counting under Section 4, Holder shall thereafter, on the exercise of this Warrant as provided in Section 2, be entitled to receive that number of shares of Common Stock determined by multiplying the number of shares of Common Stock which would be issuable on such exercise immediately prior to such issuance, subdivision or combination, as the case may be, by a fraction of which the numerator is the Per Share Exercise Price in effect immediately prior to such issuance and the denominator is the Per Share Exercise Price, as adjusted, in effect on the date of such exercise.

7.             Adjustments for Certain Issuances of Securities.  If, at any time (or from time to time) from the Issuance Date through the first date on which no principal amount of the Convertible Notes remains outstanding (excluding for this purpose any Convertible Notes Beneficially Owned by Platinum Equity), the Company issues any shares of Common Stock either to holders of such Convertible Notes in respect of their Convertible Notes or to any Person (other than Platinum Equity) the proceeds of which are directly or indirectly used to retire, repurchase, satisfy, discharge or refinance such Convertible Notes, and in either case expressly other than any issuance (i) upon the exercise of this Warrant, (ii) pursuant to a transaction described in Sections 4, 5 or 6 of this Warrant or (iii) pursuant to any issuance described in causes (i), (ii), (iv) or (v) of Section 3.2(b) of the Investor Rights Agreement (all of such shares of Common Stock issued to holders of Convertible Notes or the portion of such shares of Common Stock issued to such other Persons in respect of proceeds of which are directly or indirectly used to retire, repurchase, satisfy, discharge or refinance of such Convertible Notes, in each case after excluding any shares of Common Stock issued to or Beneficially Owned as a result of such issuance by Platinum Equity, “Additional Shares”), then immediately following such issuance of Additional Shares (I) the number of shares of Common Stock issuable upon exercise of this Warrant shall be automatically increased by a number of shares (rounded to the nearest whole share) equal to 99.8% of the number of Additional Shares so issued (the “Additional Warrant Shares”) and (II) the Per Share Exercise Price shall be automatically reduced to equal the greater of (a) $0.01000 and (b) X, as determined according to the following formula:

X  =    (A - B)

(Y + Z)

where,

A =                                                    the Maximum Aggregate Exercise Price;

B =                                                      the aggregate amount paid (or deemed to have been paid, in the event of an exercise pursuant to the net exercise provisions set forth in Section 2(c)) upon any and all prior exercises of this Warrant before such issuance of Additional Shares;

Y =                                                      the number of shares of Common Stock issuable upon exercise of this Warrant immediately prior to such issuance of Additional Shares; and

Z =                                                      Such number of Additional Warrant Shares.

8.             Adjustment Based on Maximum Aggregate Line of Credit Loan and Working Capital Loan Borrowings.  If the maximum aggregate amount of borrowings that was outstanding under all Line of Credit Loans plus all Working Capital Loans at any time prior to a date on which this Warrant is exercised exceeded $12,500,000, the Per Share Exercise Price in effect on any such date that this Warrant is exercised shall be automatically reduced for purposes of such exercise by an amount determined according to the following formula:

X  =   (Y - $12,500,000)(Z)

$1,000,000

where,

X =                                                     the amount by which the Per Share Exercise Price shall be reduced;

Y =                                                      the maximum aggregate amount of borrowings that was outstanding under all Line of Credit Loans plus all Working Capital Loans at any time prior to such exercise date; and

Z =                                                      the Maximum Borrowings Reduction Multiplier then in effect;

provided, however, that the maximum amount by which the Per Share Exercise Price shall be so reduced with respect to any exercise of this Warrant in accordance with the foregoing shall be $0.15000 (which maximum amount shall be proportionately adjusted from time to time concurrently with the adjustment of the Maximum Borrowings Reduction Multiplier pursuant to Section 6), and if the Per Share Exercise Price as so reduced would be less than $0.01000, then the Per Share Exercise Price as so reduced shall be deemed to be $0.01000; and provided, further, that if the maximum aggregate amount of borrowings that was outstanding under all Line of Credit Loans plus all Working Capital Loans at any time prior to a date on which this Warrant is exercised did not exceed $12,500,000, then no adjustment to the Per Share Exercise Price pursuant to this Section 8 shall be made with respect to such exercise on such date.  On the date of any exercise of this Warrant, Holder shall deliver to the Company a statement derived from its internal books and records setting forth the maximum aggregate amount of borrowings that was outstanding under all Line of Credit Loans plus all Working Capital Loans at any time prior to such exercise date.

9.             Notice of Adjustments.  Whenever the Per Share Exercise Price or the number of shares of Common Stock purchasable upon the exercise of this Warrant is required to be adjusted, as provided herein (other than pursuant to Section 8 hereof), the Company shall promptly, but in no event later than five (5) Trading Days thereafter, give a written notice to Holder setting forth the Per Share Exercise Price and number of shares of Common Stock which may be purchased upon exercise of this Warrant after such adjustment(s) and setting forth a reasonably detailed statement of the facts requiring such adjustment(s) and the Company’s computations of such adjustment(s).  Failure to deliver such notice shall not affect the legality or validity of any such adjustment(s) or the obligations of the Company with respect thereto.

10.           Notice to Holder Prior to Certain Actions; Certain Rights.  If, at any time after the Issuance Date, (i) the Company declares a dividend or other distribution on its Common Stock or authorizes the granting to the holders of its Common Stock of rights or warrants to subscribe for or purchase any share of any class or any other rights or warrants, (ii) the Board of Directors of the Company authorizes any reclassification of the Common Stock (other than a subdivision or combination of its outstanding Common Stock), or any Corporate Transaction for which approval of any stockholders of the Company is required, or the sale or transfer of all or substantially all of the assets of the Company or (iii) there shall be pending the voluntary or involuntary dissolution, liquidation or winding-up of the Company, then, in any such case, the Company shall give Holder, as promptly as practicable but in any event at least ten (10) Trading Days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or grant, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or grant are to be determined, or (y) the date on which such Corporate Transaction, dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record who shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Corporate Transaction, dissolution, liquidation or winding-up, if applicable, shall be determined.  In the case of any such action of which the Company gives such notice to Holder or is required to give such notice to Holder, Holder shall be entitled to give a subscription form to exercise this Warrant in whole or in part that is contingent on the completion of such action.

11.           Further Assurances.   Subject to the terms of this Warrant, the Company shall take all reasonable action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock (or Other Securities) on the exercise of all or any portion of this Warrant from time to time outstanding, free from all taxes, liens and charges with respect to the issuance thereof (other than any tax arising by reason of a transfer deemed to occur by the issuance of Common Stock or Other Securities upon exercise of this Warrant to a Person other than Holder).  Without limiting the generality of the foregoing, the Company will (and will cause the Company’s transfer agent and registrar of the Common Stock to) at all times reserve and keep available out of the Company’s authorized but unissued shares of capital stock, solely for issuance and delivery on the exercise of this Warrant, a sufficient number of shares of Common Stock (or Other Securities) to effect the full exercise of this Warrant and the exercise, conversion or exchange of all other Common Stock Equivalents from time to time outstanding, and if at any time the number of authorized but unissued shares of Common Stock (or Other Securities) shall not be sufficient to effect such exercise, conversion or exchange, the Company shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock (or Other Securities) to such number as shall be sufficient for such purposes (including, without limitation, seeking stockholder approval to duly amend the Company’s certificate of incorporation to increase the number of shares of Common Stock authorized for issuance thereunder).

12.           Noncircumvention.  The Company shall not, by amendment of its certificate of incorporation or bylaws, through any Corporate Transaction, by any issuance or sale of securities, or by any other voluntary action or omission, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all of the provisions of this Warrant and take all action as may be required to protect and preserve the rights of Holder of this Warrant hereunder.

13.           Representations and Warranties.  The Company represents and warrants to Holder that (i) the execution of this Warrant has been duly and validly authorized in accordance with the Company’s Certificate of Incorporation and Bylaws, (ii) no further action, approvals or consents are necessary from any other Person or governmental authority or otherwise to make this Warrant valid and binding upon the Company, (iii) this Warrant has been duly and validly authorized, executed and delivered by the Company and constitutes a legal, valid, binding and enforceable agreement of the Company, enforceable against the Company in accordance with its terms, (iv) the Company has reserved a sufficient number of shares of Common Stock to permit this Warrant to be exercised in full as of the date hereof and (v) the shares of Common Stock issuable upon exercise hereof, when so issued in accordance with the terms hereof, will be duly authorized, fully paid, and nonassessable shares of Common Stock.

14.           Warrant Register; Transfer and Exchange of Warrant.  The Company shall maintain, at the principal office of the Company (or such other office as it may designate by notice to Holder), a warrant register in which the Company shall record the name and address of Holder, as well as the name and address of each successive owner of this Warrant or any portion hereof.  The Company shall be entitled to treat the Person in whose name this Warrant or any portion hereof is so registered as the sole and absolute owner of thereof for all purposes.  Subject to compliance with Section 19, this Warrant may be assigned or transferred by Holder and such assignment or transfer shall be recorded in the warrant register upon surrender of this Warrant accompanied by appropriate instruments of assignment and transfer in a form reasonably acceptable to the Company, duly executed by Holder.  This Warrant is exchangeable, upon the surrender hereof by Holder, at the principal office of the Company (or such other office as it may designate by notice to Holder) for one or more new Warrants of like tenor representing in the aggregate the right to subscribe for and purchase the number of shares of Common Stock (or Other Securities) which may be purchased hereunder, each of such new Warrants to represent the right to purchase such portion of the shares which may be purchased hereunder as shall be designated by Holder at the time of such surrender.  This Warrant shall inure to the benefit of the successors of Holder and, upon transfer hereof in accordance with the terms hereof, the assigns of Holder.

15.           Replacement of Warrant.  On receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant and (i) in the case of loss, theft or destruction, of indemnity from Holder reasonably satisfactory in form to the Company (and without the requirement to post any bond or other security), or (ii) in the case of mutilation to the extent that this Warrant remains identifiable as this Warrant issued to Holder, upon surrender and cancellation of this Warrant, the Company will execute and deliver to Holder a new Warrant of like tenor without charge to Holder.

16.           Remedies.  The Company stipulates that the remedies at law of Holder in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise without the requirement to post a bond or other security.

17.           No Rights or Liabilities as a Stockholder.  This Warrant shall not entitle Holder to any rights or liabilities as a stockholder of the Company.

18.           Notices, etc.  Except as otherwise specifically provided herein, any notice herein required or permitted to be given shall be given in writing, may be personally served and shall be deemed effectively given (i) upon receipt, if personally served or delivered by courier or by recognized overnight air carrier, (ii) upon transmission, if sent by facsimile transmission, or (iii)

three days after being deposited in the United States mail, certified, with postage pre-paid and properly addressed, if sent by United States mail.  For the purposes hereof, the address and facsimile transmission number of Holder shall be as furnished by Holder for such purpose and shown on the records of the Company, the address of the Company shall be the Company’s principal executive offices in the United States and the facsimile number for the Company shall be as set forth on the signature page hereof.  Holder or the Company may change its address or facsimile number for notice by service of written notice to the other as herein provided.

19.           Transfer Restrictions; Legend.  Neither this Warrant nor the shares of Common Stock issuable upon exercise of this Warrant have been registered under the Securities Act or qualified or registered under any applicable state securities laws.  Neither this Warrant nor the shares of Common Stock issuable upon exercise of this Warrant may be sold, pledged, transferred or otherwise disposed of in the absence of an effective registration statement or an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act as evidenced by a legal opinion of counsel reasonably satisfactory to the Company to the effect that such registration is not required, and otherwise in compliance with any applicable state securities laws.  The Company shall cooperate in good faith, at its sole expense, with any reasonable and customary requests by Holder for information regarding the Company or other assistance in connection with the delivery of any legal opinion referenced herein.  Until resold pursuant to an effective registration statement under the Securities Act, or, in the absence of such registration, until sales are permitted under Rule 144 of the Securities Act without volume or manner of sale restriction as evidenced by a legal opinion of counsel reasonably satisfactory to the Company to such effect, certificates evidencing the Common Stock issued upon any exercise of this Warrant shall bear the following legend:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR QUALIFIED OR REGISTERED UNDER ANY APPLICABLE STATE SECURITIES LAWS.  SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

20.           Amendment; Waiver.  This Warrant and any terms hereof may be changed, waived, discharged or terminated only by a subsequent written instrument signed by the Company and Holder.

21.           Miscellaneous.  This Warrant shall be governed as to all matters by the internal laws of the State of Delaware, without regard to the principles of conflict of laws.  The headings and captions in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.  Each party hereto hereby submits to the exclusive jurisdiction of the state and federal courts residing in the State of Delaware with respect to the maintenance and resolution of any claims arising hereunder or related hereto.  All references herein to this Warrant or to any terms hereof, including all references to the Per Share Exercise Price, shall refer at all times to this Warrant and such terms as they may be from time to time be supplemented, amended or adjusted in accordance with the terms of this Warrant.  Any adjustments to the Per Share Exercise Price as provided herein shall be calculated and stated to the fifth (5th) decimal place.

22.           Attorneys’ Fees.  In any litigation, arbitration or court proceeding between the Company and Holder relating hereto, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and expenses and all costs of such proceeding.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed and delivered on its behalf by one of its officers thereunto duly authorized.

Dated: [ ], 2009	KEMET CORPORATION

By:
Name:
Title:
Facsimile No. for notices:

Exhibit 1

FORM OF SUBSCRIPTION

KEMET CORPORATION

(To be signed and delivered only on exercise of Warrant)

TO:	KEMET Corporation
2835 KEMET Way
Simpsonville, South Carolina 29681
Attention: [ ]
Facsimile No.: [ ]

1.                                       The undersigned Holder of the attached Warrant hereby elects to exercise its purchase right under such Warrant to purchase shares of Common Stock of KEMET Corporation, a Delaware corporation (the “Company”) as follows (check one or more, as applicable):

☐                                    to exercise the Warrant to purchase                       shares of Common Stock and to pay the Exercise Price therefor by wire transfer of United States funds to the account of the Company, which transfer has been made prior to or as of the date of delivery of this Form of Subscription pursuant to the instructions of the Company;

☐                                    to exercise the Warrant to purchase                       shares of Common Stock and to pay the Exercise Price therefor by cancelling $                                  of outstanding indebtedness owed by the Company to Holder, which cancellation shall be deemed effective simultaneously with the delivery of this Form of Subscription by Holder;

and/or

☐                                    to exercise the Warrant with respect to                           shares of Common Stock pursuant to the net exercise provisions specified in Section 2(c) of the Warrant.

2.             Please issue a stock certificate or certificates representing the appropriate number of shares of Common Stock in the name of the undersigned or in such other name(s) as is specified below:

Name:

Address:

SSN or TIN:

Dated:
(Signature must conform exactly to name of Holder as specified on the face of the Warrant)